Calibrus, Inc. Announces Addition of Michael Myers to its Board of Directors

TEMPE, Ariz., Sept. 13 /PRNewswire-FirstCall/ -- Calibrus, Inc., located in Tempe, Arizona, a development company in Social Online Networking and Mobile Applications and leader in Third Party Verification Services (TPV), today announced the addition of Michael Myers to its board.

Michael Myers is currently Adjunct Professor at Daniels College of Business, University of Denver where he teaches two graduate MBA courses on Information Technology Strategy with an emphasis on leveraging mobile marketing in the corporate arena and Business Success for Web 2.0 which focuses on the use of social media in business development.  Michael is also a consultant at Local Matters, Inc. where he develops mobile marketing product strategy focusing on hyper-local opportunities and reviews existing social media strategy for existing international client base, across Australia, Italy & Hong Kong.

"Michael has the benefit of combined real world business experience along with the intensity of academia related development capacity.  With over 12 years of successful mobile computing and marketing experience, having him on our board coincides well with the upcoming launch of 'Fanatic Fans'," said Jeff Holmes, C.E.O. of Calibrus.   Jeff Holmes also stated, "His perspective and impact on advances in both marketing and social media will allow us to maintain a strategic edge in the Social Online Networking and Mobile Applications fields."

Prior to accepting the board position at Calibrus, Michael was a business analyst at on Targetjobs, Inc. where he developed intensive mobile applications utilizing location-based technologies to maximize management/personnel efficiencies.   In addition he was VP of Strategic Marketing for FreshCurrent, Inc. where he was instrumental in incorporating the all important up-sale carrying capacity of mobile applications.

"I'm excited to join Calibrus and am looking forward to helping create a robust business model for Fanatic Fans," stated Michael Myers.

ABOUT CALIBRUS - Calibrus, Inc. (OTC Bulletin Board:CALB.ob - News) develops products and services in Social Online Networking, Mobile applications, Third Party Verification, Hosted Call Recording and IVR Services.  Calibrus operates the JabberMonkey website (www.jabbermonkey.com), a premier site for expressing and gathering public opinion on a global scale.  For more information on Calibrus visit the Calibrus website at www.calibrus.com.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Contact: Eric Miller, Investor Relations, +1-720-220-0037 or email at emiller@calibrus.com